Exhibit 99.1
News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Fourth Quarter and Annual Results
HOUSTON, Texas — January 30, 2008. Baker Hughes Incorporated (BHI — NYSE; EBS) today announced that net income for the fourth quarter 2007 was $400.5 million or $1.26 per diluted share compared to $326.2 million or $1.02 per diluted share for the fourth quarter 2006 and $389.1 million or $1.22 per diluted share for the third quarter 2007. Net income for the year 2007 was $1,513.9 million or $4.73 per diluted share, compared to $2,419.0 million or $7.27 per diluted share for the year 2006.
Operating profit, which is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified items, was $1,513.9 million for the year 2007 compared to $1,363.4 million for the year 2006. Operating profit per diluted share increased 15% to $4.73 per diluted share for the year 2007 from $4.10 per diluted share for the year 2006. There were no identified items in 2007. The only identified item in 2006 relates to the pre-tax gain of $1,743.5 million ($1,035.2 million after-tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. Income from continuing operations is reconciled to operating profit in the section titled “Reconciliation of GAAP and Operating Profit” in this news release.
Revenue for the fourth quarter 2007 was $2,740.3 million, up 12% compared to $2,452.7 million for the fourth quarter 2006 and up 2% compared to $2,677.6 million for the third quarter 2007. Revenue for the year 2007 was $10,428.2 million, up 16% compared to $9,027.4 million for the year 2006. Revenue from North America increased 9% and revenue from outside North America increased 21% for the year 2007 compared to the year 2006.
Chad C. Deaton, Baker Hughes chairman and chief executive officer said, “Our Completion and Production segment reported good results with strong incremental margins in the fourth quarter. Baker Petrolite and Centrilift benefited from their greater exposure to production-oriented expenditures, despite a softer than expected North American market and Baker Oil Tools had a strong quarter, particularly in the Eastern Hemisphere. Our Drilling and Evaluation segment reported decreased profits as lower than expected activity in the Gulf of Mexico, a more competitive market in North America, and a labor disruption in Algeria affected results.
”The global fundamentals of our long-term outlook have not changed. For the foreseeable future, the world will need more hydrocarbons to satisfy its growing energy demand and oil and gas companies will work to fill that need by increasing their spending on exploration, development and production.
“In North America we expect no more than moderate increases in spending in 2008 because strong drilling activity has brought natural gas production growth roughly into balance with demand growth. In this environment, we expect our Completion and Production segment to benefit, as customers seek to optimize production.
“Outside of North America, we expect growth to continue in 2008, but at a somewhat slower pace than in recent years. In this environment, we have not changed our strategy and will continue to invest in infrastructure, technology and people to service the demand we see continuing well past the end of the decade.”
During the fourth quarter of 2007, debt increased $9.9 million to $1,084.8 million, and cash and short-term investments increased $146.4 million to $1,054.4 million compared to the third quarter of 2007. In the fourth quarter 2007, the company’s capital expenditures were $315.9 million, depreciation and amortization expense was $140.9 million and dividend payments were $41.7 million. For the year 2007, capital expenditures were $1,127.0 million and depreciation and amortization expense was $521.2 million compared to $922.2 million and $433.7 million in 2006, respectively.
During the fourth quarter 2007, the company repurchased 3.0 million shares of common stock at an average price of $81.75 per share for a total of $241.5 million. During 2007, the company repurchased 6.4 million shares of common stock at an average price of $81.25 per share for a total of $521.5 million. At the end of 2007, the company had authorization remaining to repurchase approximately $824.0 million in common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	December 31,		September 30,
UNAUDITED	2007	2006	2007
Revenues:
Sales	$1,351.3	$1,247.2	$1,359.5
Services and rentals	1,389.0	1,205.5	1,318.1

Total revenues	2,740.3	2,452.7	2,677.6

Costs and Expenses:
Cost of sales[1]	917.3	849.1	906.7
Cost of services and rentals[1]	890.8	727.2	859.1
Research and engineering	93.5	90.7	94.2
Marketing, general and administrative[1]	240.8	292.5	235.0

Total costs and expenses	2,142.4	1,959.5	2,095.0

Operating income	597.9	493.2	582.6
Equity in income of affiliates	0.8	0.3	—
Interest expense	(16.4)	(17.3)	(16.7)
Interest and dividend income	11.1	13.4	10.5

Income from continuing operations before income taxes	593.4	489.6	576.4
Income taxes	(192.9)	(163.4)	(187.3)

Income from continuing operations	400.5	326.2	389.1
Income from discontinued operations, net of tax	—	—	—

Net income	$400.5	$326.2	$389.1

Basic earnings per share:
Income from continuing operations	$1.27	$1.02	$1.23
Income from discontinued operations	—	—	—

Net income	$1.27	$1.02	$1.23

Diluted earnings per share:
Income from continuing operations	$1.26	$1.02	$1.22
Income from discontinued operations	—	—	—

Net income	$1.26	$1.02	$1.22

Weighted average shares outstanding, basic	316.3	319.2	317.6

Weighted average shares outstanding, diluted	318.3	321.0	319.8

Depreciation and amortization expense	$140.9	$118.0	$134.4

Capital expenditures	$315.9	$320.6	$272.7

[1]	Effective in the fourth quarter of 2007 the company began classifying certain expenses as cost of sales or cost of services and rentals that were previously classified in Selling, General and Administrative (now Marketing, General and Administrative). The reclassified expenses generally relate to sales and field service costs which are closely related to operating activities. The impact of these reclassifications is to decrease Marketing, General and Administrative expense by $131.4 million and add $96.1 million to cost of sales and $35.3 million to cost of services and rentals in Quarter 4 2007; to decrease Marketing, General and Administrative expense by $115.0 million and add $84.9 million to cost of sales and add $30.1 million to cost of services and rentals in Quarter 4 2006; and decrease Marketing, General and Administrative expense by $125.4 million and add $92.8 million to cost of sales and $32.6 million to cost of services and rentals in Quarter 3 2007. All prior periods have been reclassified to conform to this new presentation. Information on historic periods not referenced in this news release for 2005 through 2007 by quarter can be found on our website at www.bakerhughes.com/investor in the “Financial Information” section.

Financial Information
Consolidated Statements of Operations

	Twelve Months Ended
(In millions, except per share amounts)	December 31,
UNAUDITED	2007	2006
Revenues:
Sales	$5,170.7	$4,566.1
Services and rentals	5,257.5	4,461.3

Total revenues	10,428.2	9,027.4

Costs and Expenses:
Cost of sales[1]	3,517.3	3,033.0
Cost of services and rentals[1]	3,328.3	2,843.4
Research and engineering	372.0	338.9
Marketing, general and administrative[1]	932.8	877.8

Total costs and expenses	8,150.4	7,093.1

Operating income	2,277.8	1,934.3
Equity in income of affiliates	1.2	60.4
Gain on sale of interest in affiliate	—	1,743.5
Interest expense	(66.1)	(68.9)
Interest and dividend income	43.8	67.5

Income from continuing operations before income taxes	2,256.7	3,736.8
Income taxes	(742.8)	(1,338.2)

Income from continuing operations	1,513.9	2,398.6
Income from discontinued operations, net of tax	—	20.4

Net income	$1,513.9	$2,419.0

Basic earnings per share:
Income from continuing operations	$4.76	$7.26
Income from discontinued operations	—	0.06

Net income	$4.76	$7.32

Diluted earnings per share:
Income from continuing operations	$4.73	$7.21
Income from discontinued operations	—	0.06

Net income	$4.73	$7.27

Weighted average shares outstanding, basic	318.0	330.6

Weighted average shares outstanding, diluted	320.1	332.6

Depreciation and amortization expense	$521.2	$433.7

Capital expenditures	$1,127.0	$922.2

[1]	Effective in the fourth quarter of 2007 the company began classifying certain expenses as cost of sales or cost of services and rentals that were previously classified in Selling, General and Administrative (now Marketing, General and Administrative). The reclassified expenses generally relate to sales and field service costs which are closely related to operating activities. The impact of these reclassifications is to decrease Marketing, General and Administrative expense by $490.0 million and add $366.1 million to cost of sales and $123.9 million to cost of services and rentals in 2007; and decrease Marketing, General and Administrative expense by $432.9 million and add $318.6 million to cost of sales and add $114.3 million to cost of services and rentals in 2006. All prior periods have been reclassified to conform to this new presentation. Information on historic periods not referenced in this news release for 2005 through 2007 by quarter can be found on our website at www.bakerhughes.com/investor in the “Financial Information” section.

Reconciliation of GAAP and Operating Profit
The following table reconciles GAAP (Generally Accepted Accounting Principles) and operating profits for the twelve months ended December 31, 2006 referenced in this news release.
Reconciliation of GAAP and Operating Profit1
(for the twelve months ended December 31, 2006)

	Profit		Profit	Diluted
UNAUDITED	Before		After	Earnings
(In millions except earnings per share)	Tax	Tax	Tax	Per Share

Income from continuing operations (GAAP)	$3,736.8	$(1,338.2)	$2,398.6	$7.21
Items:
Less: Gain on sale of interest in WesternGeco	(1,743.5)	708.3	(1,035.2)	(3.11)

Operating results, excluding the impact of identified items	$1,993.3	$(629.9)	$1,363.4	$4.10

[1]	Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in this section of this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.
Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	December 31,		September 30,
(In millions)	2007	2006	2007
Income from continuing operations before income taxes	$593.4	$489.6	$576.4
Interest expense	16.4	17.3	16.7

Earnings before interest expense and taxes (EBIT)	609.8	506.9	593.1
Depreciation and amortization expense	140.9	118.0	134.4

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$750.7	$624.9	$727.5

	Twelve Months Ended
UNAUDITED	December 31,
(In millions)	2007	2006
Income from continuing operations before income taxes	$2,256.7	$3,736.8
Less: Gain on sale of interest in affiliate	—	(1,743.5)

Operating income (Income from continuing operations before income taxes excluding gain on sale of interest in WesternGeco)	2,256.7	1,993.3
Interest expense	66.1	68.9

Earnings before interest expense and taxes (EBIT)	2,322.8	2,062.2
Depreciation and amortization expense	521.2	433.7

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$2,844.0	$2,495.9

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	December 31, 2007	December 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$1,054.4	$750.0
Short-term investments	—	353.7
Accounts receivable, net	2,382.9	2,055.1
Inventories	1,714.4	1,528.8
Deferred income taxes	181.5	167.8
Other current assets	122.4	112.4

Total current assets	5,455.6	4,967.8

Property, plant and equipment	2,344.6	1,800.5
Goodwill	1,354.2	1,347.0
Intangible assets, net	176.6	190.4
Other assets	525.6	400.0

Total assets	$9,856.6	$8,705.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$704.2	$648.8
Short-term borrowings	15.4	1.3
Accrued employee compensation	456.8	484.2
Income taxes payable	190.9	150.0
Other accrued liabilities	250.6	337.6

Total current liabilities	1,617.9	1,621.9

Long-term debt	1,069.4	1,073.8
Deferred income taxes and other tax liabilities	415.6	300.2
Liabilities for pensions and other postretirement benefits	332.1	339.3
Other liabilities	116.0	127.6

Stockholders’ Equity:
Common stock	315.4	319.9
Capital in excess of par value	1,216.1	1,600.6
Retained earnings	4,818.3	3,509.6
Accumulated other comprehensive loss	(44.2)	(187.2)

Total stockholders’ equity	6,305.6	5,242.9

Total liabilities and stockholders’ equity	$9,856.6	$8,705.7

Segment Highlights
We report our results under two segments: Drilling and Evaluation and Completion and Production. Historical results include a third segment, WesternGeco, which consisted of our 30% interest in the WesternGeco seismic joint venture with Schlumberger Limited that was sold to Schlumberger on April 28, 2006. Historical information on these segments from the first quarter of 2005 through the fourth quarter of 2007 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
Operational highlights for the three months ended December 31, 2007, December 31, 2006 and September 30, 2007, and the twelve months ended December 31, 2007 and December 31, 2006, are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended December 31, 2007 and 2006)

	Revenue		Operating Profit Before Tax[1]
	Q4 2007	Q4 2006	Q4 2007	Q4 2006

Drilling and Evaluation	$1,370.0	$1,253.7	$347.4 [2]	$355.8 [2,3]
Completion and Production	1,370.3	1,199.0	314.8	249.7

Oilfield Operations	2,740.3	2,452.7	662.2	605.5
WesternGeco	—	—	—	—

Total Oilfield	2,740.3	2,452.7	662.2	605.5

Interest expense	—	—	(16.4)	(17.3)
Interest and dividend income	—	—	11.1	13.4
Charge for investigation resolution[4]	—	—	—	(46.1)
Corporate and other[5]	—	—	(63.5)	(65.9)

Corporate, net interest and other	—	—	(68.8)	(115.9)

Total	$2,740.3	$2,452.7	$593.4	$489.6

Comparison of Quarters — Sequential
(For the Three Months Ended December 31, 2007 and September 30, 2007)

	Revenue		Operating Profit Before Tax[1]
	Q4 2007	Q3 2007	Q4 2007	Q3 2007

Drilling and Evaluation	$1,370.0	$1,356.0	$347.4	$357.1
Completion and Production	1,370.3	1,321.8	314.8	287.2

Oilfield Operations	2,740.3	2,677.8	662.2	644.3
WesternGeco	—	—	—	—

Total Oilfield	2,740.3	2,677.8	662.2	644.3

Interest expense	—	—	(16.4)	(16.7)
Interest and dividend income	—	—	11.1	10.5
Charge for investigation resolution[4]	—	—	—	—
Corporate and other[5]	—	(0.2)	(63.5)	(61.7)

Corporate, net interest and other	—	(0.2)	(68.8)	(67.9)

Total	$2,740.3	$2,677.6	$593.4	$576.4

Comparison of Years
(For the Twelve Months Ended December 31, 2007 and 2006)

	Revenue		Operating Profit Before Tax[1]
	2007	2006	2007	2006

Drilling and Evaluation	$5,293.2	$4,660.8	$1,396.2 [2]	$1,241.8 [2,3]
Completion and Production	5,135.0	4,366.6	1,112.2	941.9

Oilfield Operations	10,428.2	9,027.4	2,508.4	2,183.7
WesternGeco	—	—	—	58.7

Total Oilfield	10,428.2	9,027.4	2,508.4	2,242.4

Interest expense	—	—	(66.1)	(68.9)
Interest and dividend income	—	—	43.8	67.5
Charge for investigation resolution[4]	—	—	—	(46.1)
Corporate and other[5]	—	—	(229.4)	(201.6)

Corporate, net interest and other	—	—	(251.7)	(249.1)

Total	$10,428.2	$9,027.4	$2,256.7	$1,993.3

[1]	Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. The item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in the section of this news release titled “Reconciliation of GAAP and Operating Profit”. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.

[2]	Commencing in the first quarter of 2007, Baker Atlas increased the depreciable lives of certain assets. The pretax impact of this change is a reduction to cost of services and rentals of approximately $6.0 million per quarter.

[3]	Fourth quarter 2006 results were favorably impacted by a change in accounting procedures related to certain inventory of our Baker Atlas division recorded as a $21.2 million pre-tax reduction in cost of services and rentals.

[4]	Fourth quarter 2006 and full year results include a $46 million before tax ($38.5 million after tax or approximately $0.12 per diluted share) financial charge, recorded in Marketing, General and Administrative expense, associated with our April 2007 settlement with the Securities and Exchange Commission and the Department of Justice regarding our activities in Angola, Kazakhstan and Nigeria.

[5]	Effective in the fourth quarter of 2007 the company began allocating certain expenses previously reported in Corporate and Other, to the Drilling and Evaluation and Completion and Production segments. These expenses consist of administrative operations support costs and totaled approximately $4.8 million, $1.9 million and $4.2 million in the fourth quarter of 2007 and 2006, and the third quarter of 2007, respectively, and $15.4 million and $12.2 million for the years ended December 31, 2007 and 2006, respectively. All prior periods have been reclassified to conform to this new presentation. Information on historic periods not referenced in this news release for 2005 through 2007 by quarter can be found on our website at www.bakerhughes.com/investor in the “Financial Information” section.

Oilfield Operations
Oilfield Operations revenue was up 12% in the fourth quarter 2007 compared to the fourth quarter 2006, and up 2% sequentially compared to the third quarter 2007. Operating profit before tax was up 9% compared to the fourth quarter of 2006 and was up 3% sequentially compared to the third quarter of 2007. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 20% (27% excluding the $21.2 million favorable impact of the fourth quarter 2006 change in accounting procedures related to certain inventory at Baker Atlas). The pre-tax operating margin in the fourth quarter 2007 was 24% compared to 25% in the fourth quarter 2006 and 24% in the third quarter 2007.
For the year 2007 compared to the year 2006, revenue increased 16%; operating profit before tax increased 15%; and the year-over-year incremental pre-tax margin was 23% (25% excluding the $21.2 million favorable impact of the fourth quarter 2006 change in accounting procedures related to certain inventory at Baker Atlas). The pre-tax operating margin for both 2007 and 2006 was 24%.
The following table details the percentage change in revenue in the fourth quarter 2007 compared to the fourth quarter 2006 and third quarter 2007.
Comparison of Revenue
(For the Three Months Ended December 31, 2007 Compared to the
Three Months Ended December 31, 2006 and September 30, 2007)
UNAUDITED

	December 31, 2006	September 30, 2007

Baker Atlas	2%	0%
Baker Hughes Drilling Fluids	10%	(2)%
Hughes Christensen	9%	2%
INTEQ	15%	3%

Drilling & Evaluation Segment	9%	1%

Baker Oil Tools	10%	3%
Baker Petrolite	18%	3%
Centrilift	23%	9%

Completion & Production Segment[1]	14%	4%
Oilfield Operations	12%	2%

[1]	Includes the ProductionQuest business unit.

Drilling and Evaluation
Drilling and Evaluation revenue was up 9% in the fourth quarter 2007 compared to the fourth quarter 2006, and up 1% sequentially compared to the third quarter of 2007. Operating profit before tax in the fourth quarter 2007 was down 2% compared to the fourth quarter of 2006 and down 3% compared to the third quarter 2007. Excluding the $21.2 million favorable impact of the fourth quarter 2006 change in accounting procedures related to certain inventory at Baker Atlas, profit increased $12.8 million and the quarterly year-over-year incremental pre-tax margin was 11%. The pre-tax operating margin in the fourth quarter 2007 was 25% compared to 28% in the fourth quarter 2006 and 26% in the third quarter 2007.
For the year 2007 compared to the year 2006, revenue increased 14%; operating profit before tax increased 12%; and the year-over-year incremental pre-tax margin was 24% (28% excluding the $21.2 million favorable impact of the fourth quarter 2006 change in accounting procedures related to certain inventory at Baker Atlas). The pre-tax operating margin for 2007 was 26% compared to 27% in 2006.
Completion and Production
Completion and Production revenue was up 14% in the fourth quarter 2007 compared to the fourth quarter 2006 and up 4% sequentially compared to the third quarter 2007. Operating profit before tax in the fourth quarter 2007 was up 26% compared to the fourth quarter 2006 and up 10% compared to the third quarter 2007. The quarterly year-over-year incremental pre-tax margin was 38%. The pre-tax operating margin in the fourth quarter 2007 was 23% compared to 21% in the fourth quarter 2006 and 22% in the third quarter 2007.
For the year 2007 compared to the year 2006, revenue increased 18%; operating profit before tax increased 18%; and the year-over-year incremental pre-tax margin was 22%. The pre-tax operating margin for both 2007 and 2006 was 22%.
Corporate and Other
Corporate and other expense was down $2.4 million in the fourth quarter of 2007 compared to the fourth quarter of 2006 and up $1.8 million from the third quarter 2007. Effective in the fourth quarter of 2007 the company began allocating certain administrative expenses that support operations, previously reported in Corporate and Other, to the Drilling and Evaluation and Completion and Production segments. All prior periods have been reclassified to conform to this new presentation. Information on historic periods not referenced in this news release for 2005 through 2007 by quarter can be found on our website at www.bakerhughes.com/investor in the “Financial Information” section
Geographic Highlights
Outside of North America revenue increased 16% in the fourth quarter 2007 compared to the fourth quarter 2006 and increased 4% sequentially compared to the third quarter 2007. North America revenue increased 7% in the fourth quarter 2007 compared to the fourth quarter 2006 and was flat sequentially compared to the third quarter 2007. Revenue by geographic area for the three months ended December 31, 2007, September 30, 2007 and December 31, 2006, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
Revenue by Geography

			Europe,
	North	Latin	Africa, Russia,	Middle East,	Oilfield
Three Months Ended	America[1]	America[2]	Caspian[3]	Asia Pacific[4]	Operations

December 31, 2007	$1,115.5	$257.7	$804.1	$563.0	$2,740.3
December 31, 2006	1,045.7	233.7	677.6	495.7	2,452.7

$ Increase	$69.8	$24.0	$126.5	$67.3	$287.6
% Increase	7%	10%	19%	14%	12%

			Europe,
	North	Latin	Africa, Russia,	Middle East,	Oilfield
Three Months Ended	America[1]	America[2]	Caspian[3]	Asia Pacific[4]	Operations

December 31, 2007	$1,115.5	$257.7	$804.1	$563.0	$2,740.3
September 30, 2007	1,120.1	261.9	792.7	503.1	2,677.8

$ Increase (decrease)	$(4.6)	$(4.2)	$11.4	$59.9	$62.5
% Increase (decrease)	—%	(2)%	1%	12%	2%

			Europe,
	North	Latin	Africa, Russia,	Middle East,	Oilfield
Twelve Months Ended	America[1]	America[2]	Caspian[3]	Asia Pacific[4]	Operations

December 31, 2007	$4,358.0	$990.1	$3,065.6	$2,014.5	$10,428.2
December 31, 2006	3,999.6	826.7	2,472.6	1,728.5	9,027.4

$ Increase (decrease)	$358.4	$163.4	$593.0	$286.0	$1,400.8
% Increase (decrease)	9%	20%	24%	17%	16%

[1]	United States and Canada.

[2]	Mexico, Central America and South America.

[3]	Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4]	Middle East and Asia Pacific, including Egypt.

In North America, comparing the fourth quarter 2007 to the fourth quarter 2006, revenue from our U.S. land operations increased 12% compared to a rig count which increased 6%; U.S. offshore revenue increased 2% compared to a rig count which decreased 33%. These increases in U.S. revenue more than offset a 10% drop in Canada revenue where the rig count declined 19%. Latin America revenue increased 10% in the fourth quarter of 2007 compared to the fourth quarter of 2006 and decreased 2% compared to the third quarter of 2007 driven by market share gains in Brazil and activity increases in Colombia. Europe, Africa, Russia, and Caspian revenue increased 19% in the fourth quarter 2007 compared to the fourth quarter 2006, and increased 1% sequentially compared to the third quarter 2007 with particularly strong results from Russia and the Caspian which was up 63% and Europe which was up 21% both in the fourth quarter 2007 compared to the fourth quarter 2006. Middle East, Asia Pacific revenue increased 14% in the fourth quarter 2007 compared to the fourth quarter 2006 and increased 12% sequentially compared to the third quarter 2007. Improved revenue in Saudi Arabia, Australia, Qatar and Egypt were the primary drivers of the improved performance in the Middle East, Asia Pacific market in the fourth quarter of 2007 compared to the fourth quarter of 2006.
Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any stock repurchases, acquisition, disposition, merger, joint venture or other transaction or event that could occur in the future.
•	Outside North America revenue for the year 2008 is expected to increase in a percentage range from the low to mid-teens compared to the year 2007.

•	Corporate and other expenses, excluding interest expense and interest and dividend income, are expected to be approximately $245 million.

•	Capital expenditures are expected to be approximately $1.3 billion for the year 2008.

•	Depreciation and amortization expense is expected to be between $635 million and $645 million for the year 2008.

•	The tax rate on operating results for the year 2008 is expected to be between 32% and 33%.

•	We expect a sequential decline in the first quarter of 2008 of approximately $100 million in export shipments from our Completion and Production segment.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Wednesday, January 30, 2008. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, February 13, 2008. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 25959373. The call and replay will also be web cast on www.bakerhughes.com/investor.

Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2006; the company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.
Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, legal and regulatory matters, and environmental matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
Oil and gas market conditions – the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks – war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum–producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.

Pricing, market share and contract terms – our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, lead, nickel, and chemicals); our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.
Litigation and changes in laws or regulatory conditions – the outcome of pending litigation as well as the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to or resulting from the activities of the compliance monitor appointed to assess our Foreign Corrupt Practices Act policies and procedures in connection with previously reported settlements with the SEC and Department of Justice (“DOJ”); outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; additional taxes incurred as a result of any resolution with the SEC and DOJ; ability to fully utilize our tax loss carryforwards and tax credits.
Economic conditions – worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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